Exhibit 23.1

Your Vision Our Focus

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amended Registration Statement on Form F-1/A6 (No. 333-273199) of our report dated July 11, 2023, relating to the financial statements of RanMarine Technology B.V. as of December 31, 2022 and 2021, and for each of the two years in the period ended December 31, 2022, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, and which forms part of this Amended Registration Statement.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ Turner, Stone & Company, L.L.P.

Dallas, Texas

March 6, 2024

Turner, Stone & Company, L.L.P.

Accountants and Consultants

12700 Park Central Drive, Suite 1400

Dallas, Texas 75251

Telephone: 972-239-1660 ⁄ Facsimile: 972-239-1665

Toll Free: 877-853-4195

Web site: turnerstone.com